Exhibit 99.1

NEWS RELEASE

Contacts:
R. Jeffrey Williams	Scott Brittain
Chief Financial Officer	Corporate Communications Inc.
O’Charley’s Inc.	(615) 254-3376 ext. 308
(615) 782-8982

O’CHARLEY’S ANNOUNCES END OF “GO-SHOP” PERIOD

NASHVILLE, Tenn.—(March 7, 2012)—O’Charley’s Inc. (NASDAQ:CHUX) today announced the expiration of the “go-shop” period pursuant to the terms of the previously announced merger agreement, dated as of February 5, 2012, which contemplates the acquisition of O’Charley’s by an affiliate of Fidelity National Financial, Inc. (NYSE:FNF). The “go-shop” period expired at 11:59 p.m., New York City time, on March 6, 2012. During the “go-shop” period, O’Charley’s and its representatives solicited inquiries and engaged in discussions with third parties relating to an acquisition proposal, in accordance with O’Charley’s right to do so under the merger agreement. Despite a broad solicitation of potentially interested strategic and financial parties, no party submitted a proposal to acquire O’Charley’s during the “go-shop” period.

Fred Merger Sub Inc., an affiliate of FNF, commenced a tender offer on February 27, 2012 for all of the outstanding shares of common stock of O’Charley’s at a price of $9.85 per share, in cash, payable without interest and less any applicable withholding taxes. The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated February 27, 2012, and the previously announced merger agreement. Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of all conditions, Fred Merger Sub Inc. will merge with and into O’Charley’s and all outstanding shares of O’Charley’s common stock, other than shares held by FNF, Fred Merger Sub Inc. or O’Charley’s, will be converted into the right to receive cash equal to the $9.85 offer price per share.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, at the end of Monday, April 2, 2012, unless the tender offer is extended or earlier terminated as provided in the merger agreement. Consummation of the tender offer is conditioned on there being validly tendered and not withdrawn shares that, when combined with FNF’s existing 9.5% ownership stake, represent more than a majority of the outstanding shares of O’Charley’s (calculated on a fully-diluted basis, as defined in the merger agreement), as well as other customary closing conditions.

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O’Charley’s Announces End of “Go-Shop” Period

March 7, 2012

O’Charley’s board of directors continues to recommend that shareholders tender their shares into the tender offer, and if required under Tennessee law, approve the merger agreement.

About O’Charley’s

O’Charley’s Inc., headquartered in Nashville, Tennessee, is a multi-concept restaurant company that operates or franchises a total of 342 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 227 restaurants in 18 states in the Southeast and Midwest, including 221 company-owned and operated O’Charley’s restaurants, and 6 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The Ninety Nine concept includes 105 restaurants throughout New England and upstate New York. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Stoney River Legendary Steaks concept includes 10 restaurants in six states in the Southeast and Midwest. This steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.

Important Information About the Tender Offer

The foregoing is neither an offer to purchase nor a solicitation of an offer to sell any securities. On February 27, 2012, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, was filed by FNF, Fred Merger Sub Inc. and one of their affiliates with the Securities and Exchange Commission, and O’Charley’s also filed on the same date a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. These materials contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials are being sent free of charge to all stockholders of record of O’Charley’s. In addition, all of these materials (and all other materials filed by O’Charley’s with the Securities and Exchange Commission) are available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Free copies of these materials may also be obtained from our website at www.ocharleysinc.com by clicking on the “Investor Relations” tab; by directing a request to O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204, Attn: Investor Relations; or by calling R. Jeffrey Williams, our Chief Financial Officer, at (615) 782-8982.

Forward Looking Statements

This press release contains forward-looking statements relating to the potential acquisition of O’Charley’s Inc. by Fidelity National Financial, Inc. and its affiliates. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of the Company’s shareholders will tender their stock in the offer; the possibility that competing offers will be made; the effects of disruptions from the transaction; the risk of

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O’Charley’s Announces End of “Go-Shop” Period

March 7, 2012

shareholder litigation in connection with the transaction and any related significant costs of defense, indemnification and liability; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended December 25, 2011 and quarterly and current reports on Form 10-Q and 8-K, as well as the solicitation/recommendation statement on Schedule 14D-9 filed by the Company, together with any amendments or supplements thereof. These forward-looking statements reflect the Company’s expectations as of the date of this press release. The Company undertakes no obligation to update the information provided herein.

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